Exhibit 99.5

Board of Directors Meeting Minutes

A meeting of the Board of Directors was held at 09:30 on May 14 (Tuesday), 2013 using a telephone conference system between participants at Toranomon First Garden 8F Board B, J Trust Kyoto Building 3F Conference Room, Yodoyabashi Building 3F Conference Room, and Chinae Savings Bank Co., Ltd. Director’s Office.

Meeting location:

Toranomon First Garden 8F Board B, 1-7-12 Toranomon, Minato-ku, Tokyo

J Trust Kyoto Building 3F Conference Room, 50-5 Shichijo Goshonouchi Nakamachi, Shimogyo-ku, Kyoto

Yodoyabashi Building 3F Conference Room, 4-4-12 Kitahama, Chuo-ku, Osaka City

Chinae Savings Bank Co., Ltd. Director’s Office, 317 Teheran-ro, Gangnam-gu, Seoul Special City

Attending directors and auditors

Toranomon First Garden 8F Board B

Yasushi Hashimoto (Director),

Yukihiro Nishikawa (Director), Norio Uemura (Director)

Hideki Yamane (Auditor), Masato Inoue (Auditor)

J Trust Kyoto Building 3F Conference Room

Noriyuki Nishi (Director)

Masao Onishi (Auditor), Kinya Naito (Auditor)

Yodoyabashi Building 3F Conference Room

Nobuyoshi Fujisawa (Director), Kazunori Kuroda (Director), Makoto Miyoshi (Director)

Chinae Savings Bank Co., Ltd. Director’s Office

Nobuiku Chiba (Director)

The Company’s President & CEO Nobuyoshi Fujisawa called the meeting to order as Chairperson after confirming the attendance of the directors and auditors at the meeting locations indicated above.

Deliberation of the agenda items began after it was confirmed that the participants could use the telephone conference system to meet together and express their opinions to each other in a timely and accurate manner.

Matters voted on

Agenda: J Trust Co., Ltd. 4th issuance of Subscription Rights through a rights offering (non-commitment type/allotment of listed subscription rights without contributions)

Director Miyoshi, with the nomination of Chairperson, proposed J Trust Co., Ltd. 4th issuance of the Subscription Rights through a rights offering (non-commitment type/allotment of listed subscription rights without contributions) and granting of all authority required for the execution of rights offering procedures to the President & CEO Nobuyoshi Fujisawa as described in the separate Issuing Guidelines and pursuant to Article 277 of the Companies Act. After Miyoshi provided a detailed description of the rights offering and informed that timely disclosure will be submitted to Osaka Securities Exchange today, a vote was taken in which the agenda item was unanimously approved by all the directors present.

The Chairperson adjourned the meeting of the Board of Directors at 9:55 using the telephone conference system after deliberation of the agenda items was concluded without fail.

These minutes have been prepared and signed and sealed by all directors and auditors in attendance to clarify the vote above.

May 14, 2013

J Trust Co., Ltd.
Chairperson:	President & CEO	Nobuyoshi Fujisawa

	Director	Yasushi Hashimoto

	Director	Kazunori Kuroda

	Director	Makoto Miyoshi

	Director	Yukihiro Nishikawa

	Director	Norio Uemura

	Director	Nobuiku Chiba

	Director	Noriyuki Nishi

	Full-time Auditor	Masao Onishi

	Full-time Auditor	Hideki Yamane

	Auditor	Masato Inoue

	Auditor	Kinya Naito

(Appendix)

4th Subscription Rights Issuing Guidelines

1.	Name of the Subscription Rights

J Trust Co., Ltd. 4th Subscription Rights (hereinafter “the Subscription Rights”)

2.	Allotment method for the Subscription Rights

The Subscription Rights shall be issued by the method of allotment without contribution (hereinafter “the Allotment of Listed Subscription Rights without Contributions”), whereby one Subscription Right is being allotted per one common share (excluding the Company’s treasury shares) of the Company held by the respective shareholders that are registered or recorded in the Company’s final shareholder registry as of the record date of May 30, 2013 (hereinafter the “allotment date”).

3.	Total number of the Subscription Rights

The total number of the Company’s issued shares deducting the number of the Company’s treasury shares as of the allotment date

4.	Effective date for the Allotment of the Subscription Rights without Contributions

May 31, 2013

5.	Details of the Subscription Rights

(1)	Class and number of shares underlying the Subscription Rights

The class and number of shares underlying one Subscription Right is to be one of the Company’s common shares.

(2)	Amount of assets to be contributed upon exercise of the Subscription Rights

The amount to be paid upon exercise of one Subscription Right shall be 1,800 yen.

(3)	Exercise period of the Subscription Rights

July 5, 2013 to July 30, 2013

(4)	The capital stock and capital reserves that will be increased due to issuance of shares upon exercise of the Subscription Rights

	The amount of capital that will be increased when shares are issued on the exercise of the Subscription Rights shall be equivalent to one-half of the maximum amount of capital increase calculated in accordance with Article 17 Paragraph 1 of the Corporate Calculation Rules, and any fraction of less than one yen as a result of such calculation shall be rounded up to the nearest one yen.

‚	The amount of capital reserve to be increased when shares are issued on the exercise of the Subscription Rights shall be the amount calculated by deducting the amount of capital to be increased stated in  above from the maximum amount of capital to be increased stated in  above.

(5)	Restrictions on transfer of the Subscription Rights

The acquisition of the Subscription Rights by transfer shall not require the approval of our Board of Directors.

(6)	Conditions for the exercise of the Subscription Rights

No partial exercise of each Subscription Right shall be permitted.

(7)	Grounds and conditions for the acquisition of the Subscription Rights

No grounds and/or conditions for the acquisition of the Subscription Rights have been prescribed.

6.	Application of the laws relating to the book-entry transfer of company bonds and shares

Each and all of the Subscription Rights are subject to Article 163 of the Act on Transfer of Company Bonds and Shares, in accordance with the provisions of the Act on Book-Entry Transfer of Company Bonds, Shares, etc. (Law No. 75, 2001, including the amendments thereto. Hereinafter, the “Act on Transfer of Company Bonds”), and the certificates for the Subscription Rights will not be issued, except for such cases provided by Article 164 Paragraph 2 of the Act on Transfer of Company Bonds. Handling of the Subscription Rights must follow the operation rules concerning transfer of shares of the transfer agents and other rules.

7.	Exercise agent for the subscription rights

1-4-5 Marunouchi, Chiyoda-ku, Tokyo

Stock Transfer Agency Department, Mitsubishi UFJ Trust and Banking Corporation

8.	Payment handling bank for the subscription rights

Tokyo Head office, Mitsubishi UFJ Trust and Banking Corporation

9.	Methods of exercise for the Subscription Rights

(1)	A holder of the Subscription Rights who intends to exercise the Subscription Rights may notify such intent and make payments to the “Agent” (a transfer agent or an account management agent with which the holder may open an account for transfer of the Subscription Rights; the same shall apply hereinafter).

(2)	Those who notify their intent to exercise the Subscription Rights to the Agent may not withdraw the notification thereafter.

10.	Transfer agent

Japan Securities Depository Center, Inc.

11.	Other

(1)	The items above are to be the terms for effectiveness through filing under the Financial Instruments and Exchange Act.

(2)	Decisions on necessary matters relating to the issuance of the Subscription Rights that are not stipulated above are to be made by the President & CEO.